Exhibit 99.1

RELEASE DATE: October 11, 2007

FASTENAL COMPANY REPORTS 2007 THIRD QUARTER EARNINGS

The Fastenal Company of Winona, MN (NASDAQ Symbol FAST) reported the results of the quarter ended September 30, 2007. Dollar amounts are in thousands.

Net sales for the three-month period ended September 30, 2007 totaled $533,750, an increase of 13.5% over net sales of $470,088 in the third quarter of 2006. Net earnings increased from $54,101 in the third quarter of 2006 to $62,142 in the third quarter of 2007, an increase of 14.9%. Basic and diluted earnings per share increased from $.36 to $.41 for the comparable periods.

Net sales for the nine-month period ended September 30, 2007 totaled $1,542,613, an increase of 13.4% over net sales of $1,360,608 in the first nine months of 2006. Net earnings increased from $153,468 in the first nine months of 2006 to $176,431 in the first nine months of 2007, an increase of 15.0%. Basic and diluted earnings per share increased from $1.02 to $1.17 for the comparable periods.

During the first nine months of 2007, Fastenal opened 147 new sites (Fastenal opened 201 new sites in the first nine months of 2006). These 147 new sites represent an increase in stores since December 31, 2006 of 7.4%. There were 2,000 sites on December 31, 2006. There were 11,916 total employees as of September 30, 2007, an increase of 14.4% from December 31, 2006 and 16.6% from September 30, 2006.

SALES GROWTH:

Note – Daily sales are defined as the sales for the month divided by the number of business days in the month.

Stores more than five years old – The strength of the economy, over time, is best reflected in our subset of stores more than five years old (store sites opened as follows: 2007 group – opened 2002 and earlier, 2006 group – opened 2001 and earlier, and 2005 group – opened 2000 and earlier). These stores are more cyclical due to the increased market share they enjoy in their local markets. During the twelve months of 2005 and 2006 and the first nine months of 2007, the stores more than five years old had daily sales growth rates of (compared to the comparable month in the preceding year):

	Jan.	Feb.	Mar.	Apr.	May	June	July	Aug.	Sept.	Oct.	Nov.	Dec.
2005	15.8%	13.7%	12.1%	15.7%	12.3%	9.5%	11.7%	11.9%	14.7%	12.0%	11.1%	7.7%
2006	13.9%	11.9%	10.8%	9.1%	9.6%	10.7%	9.9%	11.2%	8.1%	8.5%	8.0%	9.6%
2007	4.8%	3.8%	7.8%	4.5%	5.4%	6.2%	6.1%	5.3%	6.3%

Stores more than two years old – Our stores more than two years old (store sites opened as follows: 2007 group – opened 2005 and earlier, 2006 group – opened 2004 and earlier, and 2005 group – opened 2003 and earlier) represent a consistent same-store view of our business. During the twelve months of 2005 and 2006 and the first nine months of 2007, the stores more than two years old had daily sales growth rates of (compared to the comparable month in the preceding year):

	Jan.	Feb.	Mar.	Apr.	May	June	July	Aug.	Sept.	Oct.	Nov.	Dec.
2005	19.2%	17.1%	14.1%	18.0%	14.0%	12.1%	13.3%	13.3%	16.7%	13.3%	13.0%	9.0%
2006	17.8%	15.0%	14.6%	12.3%	12.5%	14.0%	12.8%	13.9%	9.2%	9.0%	9.4%	10.9%
2007	7.3%	6.0%	9.4%	5.5%	6.7%	7.2%	6.5%	5.9%	6.8%

All company sales – During the twelve months of 2005 and 2006 and the first nine months of 2007, all the selling locations combined had daily sales growth rates of (compared to the comparable month in the preceding year):

	Jan.	Feb.	Mar.	Apr.	May	June	July	Aug.	Sept.	Oct.	Nov.	Dec.
2005	26.2%	25.1%	22.5%	26.6%	22.9%	21.2%	21.8%	21.7%	26.8%	22.7%	21.7%	17.0%
2006	23.9%	21.3%	21.1%	19.1%	19.2%	20.6%	19.7%	20.7%	16.1%	15.9%	16.3%	17.7%
2007	12.6%	11.8%	15.5%	12.0%	13.2%	14.8%	13.9%	13.4%	13.7%

RELEASE DATE: October 11, 2007

FASTENAL COMPANY REPORTS 2007 THIRD QUARTER EARNINGS

The January 2005 to November 2005 time frame generally represents improvement followed by stabilization in our daily sales trends. The January 2005 to November 2005 general improvement and stabilization reflects a continuation of the improvements we saw beginning in 2003 in the economy as it relates to the customers we sell to in North America and the impact of the Fastenal standard inventory stocking model (see reference below regarding the Customer Service Project, or CSP). The December 2005 daily sales growth rate was weaker than we expected; however, we believe this was an abnormality due to the following reasons (1) historically we have seen fluctuations in December’s daily sales growth rates due to the presence of the various holidays and their impact on our customers’ buying patterns and (2) December 2004 experienced strong growth, which creates a more difficult comparison in the next year. In 2005, item (2) is also noticeable in months such as May, June, July, and, to a lesser degree, October. The noticeable exception to item (2) is the month of September, which experienced stronger growth due to the demand generated by Hurricane Katrina. The continued strong growth in the January 2006 to March 2006 time frame generally represents a continuation of the strong environments experienced in 2004 and 2005. The first two months of the second quarter of 2006 experienced weaker sales growth than we expected. The April 2006 growth was negatively impacted by Easter (which occurred in March during 2005), but was still weaker than we expected. The June to August 2006 time frame represents stronger sales activity than the preceding two to three month period. The daily sales growth amount in September 2006 appears weaker due to the difficult comparison with Hurricane Katrina’s added sales in September 2005 (approximately $4,000 impact); however, the increase in our daily sales number from August 2006 to September 2006, of 4.1%, is consistent with historical norms. The final three months of 2006 continued in the same variable fashion as the previous six months. The October growth number was negatively impacted by the difficult comparison with Hurricane Katrina’s added sales in October 2005 (approximately $1,500 impact). The months of November and December, like the months of April and May, were weaker than expected. The first five months of 2007 continued the trend of a weak economic environment as experienced during 2006 (as described above). The month of March 2007 improved relative to January and February 2007. The month of June 2007 improved relative to April and May 2007. The June improvement was meaningful as it came in a month with fairly challenging comparisons from 2006. Unfortunately, the strength in June moderated in the third quarter. This pulled our daily sales growth rate from the 14.8% in June to 13.5% in the third quarter of 2007. This moderation reflected a continuation of the weaker economic environment experienced in four of the first five months of the year.

IMPACT OF CURRENT INITIATIVES:

During the last several years, Fastenal has been actively pursuing several initiatives to improve its operational performance. These include: (1) a new freight model, (2) tactical changes to our working capital model, (3) an expanded store model called CSP2, and (4) a ‘master stocking hub’ distribution model. Note: See introduction of our ‘pathway to profit’ initiative discussion later in this release.

The freight model represents a focused effort to haul a higher percentage of our products utilizing the Fastenal trucking network (which operates at a substantial savings to external service providers because of our ability to leverage our existing routes) and to charge freight more consistently in our various operating units. This initiative positively impacted the latter two-thirds of 2005, all of 2006, and the first nine months of 2007 despite the fact we experienced year-over-year increases of approximately 31.7% and 5.3%, respectively, in per gallon diesel fuel costs during the first two periods. The diesel fuel cost per gallon did soften in the last four months of 2006 as our average price per gallon dropped below $2.90. The average price per gallon dropped to $2.59 in the first three months of 2007, increased to an average of $2.85 per gallon during the second quarter of 2007 and increased again to an average of $2.94 per gallon during the third quarter of 2007. Given the nature of our distribution business, the lower fuel prices did translate into cost savings in our business during the first quarter of 2007 but started to have a negative impact during the latter part of the second quarter and during all of the third quarter of 2007.

The tactical changes to our working capital model include the establishment of a central call center for accounts receivable collection, the establishment of financial business rules for the purchasing of products outside the standard stocking model (formerly referred to as CSP) at the store, and the continuous rebalancing of store inventory based on our expected short-term needs. The latter is accomplished through a process we call ‘inventory re-distribution’. The balance sheet impacts of these changes are described below in the working capital discussion.

RELEASE DATE: October 11, 2007

FASTENAL COMPANY REPORTS 2007 THIRD QUARTER EARNINGS

The CSP2 store model represented an expansion of the core stocking items and sales personnel in an existing store with the goal of driving additional product sales to existing customers, target customers, and specific geographic areas within established markets. During the first nine months of 2007, 81 stores were converted to the CSP2 format. This resulted in 274 stores converted to the CSP2 format since the third quarter of 2005, plus six new stores opened with the CSP2 format. During the third quarter of 2007 we chose to modify the CSP2 expansion from a ‘one size fits all’ approach to an ‘a la carte’ approach. This will emphasize inventory expansion based on local customer demographics and based on local product knowledge within our sales force. We believe this is a logical compliment to our ‘pathway to profit’ initiative discussed later.

The ‘master stocking hub’ distribution model represents our ‘everything in the catalog’ location. Historically, we have stocked a core selection of products (approximately 6,500 stock keeping units, or SKU’s) plus customer specific products at each of our store locations. Our distribution centers would stock the core selection, plus other products with sufficient sales history to warrant stocking in a distribution center. Our stores would utilize their local or distribution center inventory to satisfy most of their customers’ needs and would then directly purchase additional items to satisfy the rest of their customers’ needs. When analyzing this local (or store) spending we noted the following: (1) this is an inefficient transaction for our store, (2) we don’t always benefit from good price negotiation because it is a ‘one off’ purchase, (3) our freight costs on these transactions are meaningfully higher than our average transaction, and (4) in many cases, we have sufficient volume at the ‘company-wide’ level to warrant stocking it somewhere. These and other factors convinced us to turn our Indianapolis, IN distribution center (DC) from a regional DC into both a regional DC and a North American ‘master stocking hub’. This will allow all of our locations easy access to a wide variety of product already in the network. This will also allow us to turn the four points noted above into a competitive advantage at the store level. In the future, as volume justifies it, we anticipate our Modesto, CA distribution center will assume a similar role for our stores west of the Rocky Mountains.

IMPACT OF FUEL PRICES DURING THE QUARTER:

Rising fuel prices did take a toll on the year ended December 31, 2006, but there was some relief in the final four months that continued into the first quarter of 2007. During the second and third quarters of 2007, we began to see significant increases in per gallon fuel costs again. During the first, second, and third quarters of 2006, our total vehicle fuel costs averaged approximately $1.9 million, $2.1 million, and $2.2 million per month, respectively. During the first, second, and third quarters of 2007, total vehicle fuel costs averaged approximately $2.1 million, $2.5 million, and $2.4 million per month, respectively. The increase resulted from variations in fuel costs, the freight initiative discussed earlier, and the increase in sales and store locations. These fuel costs include the fuel utilized in our distribution vehicles (semi-tractors, straight trucks, and sprinter trucks) which is recorded in cost of goods and the fuel utilized in our store delivery vehicles which is included in operating and administrative expenses.

STATEMENT OF EARNINGS INFORMATION (percentage of net sales):

	Nine Months Ended September 30,		Three Months Ended September 30,
	2007	2006	2007	2006
Net sales	100.0%	100.0%	100.0%	100.0%
Gross profit margin	50.8%	50.3%	51.0%	50.5%

Operating and administrative expenses	32.3%	32.1%	32.4%	31.9%
Gain (loss) on sale of property and equipment	0.0%	(0.0)%	0.0%	(0.0)%

Operating income	18.5%	18.1%	18.5%	18.5%

Interest income	0.1%	0.1%	0.1%	0.1%

Earnings before income taxes	18.5%	18.2%	18.6%	18.6%

Note – Amounts may not foot due to rounding difference.

RELEASE DATE: October 11, 2007

FASTENAL COMPANY REPORTS 2007 THIRD QUARTER EARNINGS

Gross profit margins for the first nine months and third quarter of 2007 increased over the same period in 2006. The improvement was driven by our freight initiative (discussed earlier) and by improvements in our direct sourcing operations.

Operating and administrative expenses grew faster than the net sales growth rate during the first nine months and third quarter of 2007. This was primarily due to increases in payroll and related expenses associated with the additional outside sales personnel for our ‘pathway to profit’ (discussed later), and to a lesser extent, the previously mentioned initiatives (most notably the CSP2 conversions). Similar to the last several years, we experienced negative leverage in occupancy costs (primarily due to store openings and, to a lesser degree, store relocations).

The operating and administrative expenses for the first nine months of 2007 and 2006 include $1,234 and $279, respectively, of additional compensation expense related to the adoption of new stock option accounting rules. The 2007 expense relates to options granted in April 2007. We anticipate these options, which span five to seven years, will result in compensation expense of approximately $227 per month for the next five years; and dropping slightly in the remaining period. The 2006 expense occurred in the first five months of 2006, but ceased on June 1, 2006 as those outstanding options, which were granted in January 2003, became vested. No other stock based compensation was outstanding during these periods.

Income taxes, as a percentage of earnings before income taxes were approximately 38.3% and 38.1% for the first nine months of 2007 and 2006, respectively. During the first quarter of 2007, we implemented FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes (FIN No. 48). As defined in FIN No. 48, we had a discrete event in each of the first, second, and third quarters of 2007. The first and second quarter of 2007 resulted in recognition of approximately $827 and $124 of additional tax, respectively, and the event in the third quarter of 2007 resulted in a reduction of income tax expense of $767. Absent these events, our core income tax rate would have been approximately 38.2% for the first nine months of 2007. This rate fluctuates over time based on the income tax rates in the various jurisdictions in which we operate, and based on the level of profits in those jurisdictions.

WORKING CAPITAL:

The year-over-year and year-to-date dollar and percentage growth related to accounts receivable and inventories were as follows:

	Balance at September 30,		Twelve Month Dollar Change September 30,		Twelve Month Percentage Change September 30,
Year-over-year change	2007	2006	2007	2006	2007	2006
Accounts receivable, net	$258,738	232,091	$26,647	27,751	11.5%	13.6%
Inventories	$488,824	418,695	$70,129	66,609	16.7%	18.9%

	Nine Month Dollar Change September 30,		Nine Month Percentage Change September 30,
Year-to-date change	2007	2006	2007	2006
Accounts receivable, net	$49,206	48,535	23.5%	26.4%
Inventories	$32,827	57,134	7.2%	15.8%

These two assets were impacted by our initiatives to improve working capital. These initiatives include (1) the establishment of a centralized call center to facilitate accounts receivable management (this facility became operational early in 2005) and (2) the tight management of all inventory amounts not identified as either expected store inventory (see reference below regarding CSP), new expanded inventory, inventory necessary for upcoming store openings, or inventory necessary for our ‘master stocking hub’.

RELEASE DATE: October 11, 2007

FASTENAL COMPANY REPORTS 2007 THIRD QUARTER EARNINGS

The accounts receivable increase of 13.6% from September 30, 2005 to September 30, 2006 represents a lag behind the 16.1% daily sales increase in September 2006. The accounts receivable increase of 11.5% from September 30, 2006 to September 30, 2007 represents a lag behind the 13.7% daily sales increase in September 2007. We continue to be pleased with the improvements in accounts receivable during 2006 and 2007, and with the related reduction in bad debt expense when compared to historical amounts.

The inventory increase from September 30, 2006 to September 30, 2007 of 16.7% is greater than sales growth from the first nine months of 2006 to the first nine months of 2007 of 13.4%. The year-to-date inventory increase of 7.2% since December 2006 represents a meaningful improvement from the 15.8% increase in the first nine months of 2006. This improvement relates to our conscious decision to limit the growth of inventory in the future, to halt growth or decrease inventory in the short-term, and to get everybody on the same page related to execution of this decision. We were pleased with the progress in inventory, but still have much work ahead of us.

As we indicated in earlier communications, our goals center on our ability to move the ratio of annual sales to accounts receivable and inventory (Annual Sales: AR&I) back to better than a 3.0:1 ratio (on December 31, 2006 and 2005, we had a ratio of 2.7:1 and 2.8:1, respectively). Historically, we have been able to achieve a 20% after tax return on total assets (our historical internal goal) when our Annual Sales: AR&I ratio is at or above 3.0:1. While the incremental investments in 2006 did not allow us to improve our ratio (these investments include CSP2 conversions and our master stocking hub model); we believe our initiatives are having a positive impact on accounts receivable and inventory. In the first nine months of 2007, we have made considerable improvement as detailed above. We need to continue executing better on the inventory portion of these working capital initiatives for all of 2007 and into 2008. As discussed in prior releases, this need has been communicated throughout our organization. Please also refer to our discussion on ‘pathway to profit’ contained later in this release.

STORE FORMAT:

In June 2002, we began our ‘customer service project’ (or CSP). This project centered on stocking all of our stores with a consistent base of product and with a consistent merchandising scheme. Since this CSP format represents the stocking model in substantially all of our locations, during the first quarter of 2005 we began to refer to these converted locations simply as stores with our expected inventory stocking model, versus the CSP designation. Consistent with our operating philosophy, we intend to continue identifying products and store display themes to position our stores to the Fastenal goal of being ‘the best industrial and construction supplier in each local market in which we operate’. In June 2005 we disclosed our intention to convert locations to the CSP2 format. The CSP2 format represented a further expansion of the Fastenal standard inventory stocking model at the store level. As of September 30, 2007, 280 stores were operating under the CSP2 format. Of these stores, 81 were converted during the first nine months of 2007, 163 were converted during 2006, 30 were converted in the latter half of 2005, and another six were opened with the CSP2 format (one in 2005 and five in 2006). In our 2006 Annual Report, we discussed our CSP3 format. The CSP3 format represents a ‘test’ expansion of the store format. At September 30, 2007 we have eight stores with this format. Seven were converted in the first nine months of 2007 and one was converted in 2006. As indicated earlier in this release, we have modified our CSP2 expansion from a ‘one size fits all’ to an ‘a la carte’ approach. In the future, we will discontinue our practice of disclosing CSP2 and CSP3 store conversions and/or openings information. We feel the ‘pathway to profit’ process of disclosing store FTE personnel is a better indicator of the progress of this initiative.

RELEASE DATE: October 11, 2007

FASTENAL COMPANY REPORTS 2007 THIRD QUARTER EARNINGS

PATHWAY TO PROFIT:

During April 2007 we disclosed our intention to alter the growth drivers of our business. For most of the last decade, we have used store openings as the primary growth driver of our business (opening approximately 14% new stores each year). In the future, we intend to add outside sales personnel into existing stores at a faster rate than historical patterns. We intend to fund this sales force expansion with the occupancy savings generated by opening stores at the rate of 7% to 10% per year (we expect to open approximately 8% new stores in 2007 or approximately 160 stores) versus the historical rate of approximately 14%. Our goal is four-fold: (1) to continue growing our business at a similar rate with the new sales investment model, (2) to grow the sales of our average store from $80 thousand per month (Spring 2007) to $130 thousand per month (five years or 2012), (3) to enhance the profitability of the overall business by capturing the natural expense leverage that has historically occurred in our existing stores as their sales grow, and (4) to increase the returns of our business due to the enhanced profitability described in (3) above and due to the more efficient use of working capital (primarily inventory) as our average store size increases.

In response to the ‘pathway to profit’, we have increased our year-over-year store count and full-time equivalent (FTE) head count as follows:

	September 2007	June 2007	March 2007
Store count	9.7%	12.5%	13.4%

Store personnel – FTE	18.4%	13.7%	13.0%
Distribution and manufacturing personnel – FTE	12.8%	9.2%	8.9%
Administrative and sales support personnel – FTE	2.1%	4.4%	15.2%

Total – FTE	15.0%	11.5%	12.5%

STOCK REPURCHASE AND DIVIDENDS:

On January 18, 2007, we issued a press release announcing our Board of Directors had authorized purchases by us of up to an additional 1,000,000 shares of our common stock (over and above previously authorized amounts). On July 11, 2007, we issued a press release announcing our Board of Directors had authorized us to purchase up to an additional 1,000,000 shares of our common stock (over and above previously authorized amounts). During the first nine months of 2007, we purchased 884,200 shares of our outstanding stock at an average price of approximately $41.94 per share. With the new authorizations in 2007, we have remaining authority to purchase up to approximately 1,200,000 additional shares of our common stock.

During the first nine months of 2007 and 2006 we paid dividends totaling $66,216 (or $0.44 per share) and $60,548 (or $0.40 per share), respectively, to our shareholders.

RELEASE DATE: October 11, 2007

FASTENAL COMPANY REPORTS 2007 THIRD QUARTER EARNINGS

Additional information regarding certain Fastenal Company statistics for the current quarter is available on the Fastenal Company World Wide Web site at www.fastenal.com. The Company discloses sales and store information on a monthly basis. This information is posted at www.fastenal.com on the third business day following the end of the first two months of a quarter and simultaneous with the earnings release following the third month of a quarter. This press release contains statements that are not historical in nature and that are intended to be, and are hereby identified as, “forward looking statements” as defined in the Private Securities Litigation Reform Act of 1995, including statements regarding working capital goals and returns on total assets when working capital is appropriately managed, the addition of outside sales personnel at existing stores and the funding of that expansion, the rate of new store openings, the ability to grow average store sales and capture resulting leverage, the expected amount of future compensation expense resulting from stock options, and the expected future change in Modesto, California regarding its proposed status as a ‘master stocking hub’. A change in the economy, from that currently being experienced, could cause the store openings to change from that expected, and could impact the rate at which additional outside sales personnel are added and our ability to grow average store sales. A change from that projected in the number of markets able to support future store sites, the success of the additional outside sales personnel, and our ability to attract and retain qualified sales personnel could impact the rate of store openings. A change in our growth west of the Rocky Mountains, or a change in need, could alter our plans regarding Modesto, California. A change in accounting for stock based compensation or the assumptions used could change the amount of stock based compensation recognized. A change in accounts receivable collections, a change in the economy from that currently being experienced, a change in buying patterns, or a change in vendor production lead times could cause us to fail to attain our goals regarding working capital (including inventory) and rates of return on assets. A discussion of other risks and uncertainties is included in the Company’s 2006 annual report on Form 10-K under the section captioned “Risk Factors” and the Company’s 2006 annual report to shareholders under the section captioned “Management’s Discussion and Analysis of Financial Condition and Results of Operations”. FAST-E

FASTENAL COMPANY AND SUBSIDIARIES

Consolidated Balance Sheets

(Amounts in thousands except share information)

	(Unaudited)
	September 30, 2007	December 31, 2006
Assets

Current assets:
Cash and cash equivalents	$54,145	19,346
Marketable securities	4,460	10,835
Trade accounts receivable, net of allowance for doubtful accounts of $2,308 and $2,119, respectively	258,738	209,532
Inventories	488,824	455,997
Deferred income tax assets	11,427	11,709
Other current assets	59,110	60,357

Total current assets	876,704	767,776

Marketable securities	2,064	3,695
Property and equipment, less accumulated depreciation	267,288	264,030
Other assets, less accumulated amortization	3,721	3,515

Total assets	$1,149,777	1,039,016

Liabilities and Stockholders’ Equity

Current liabilities:
Accounts payable	$54,969	41,371
Accrued expenses	69,231	61,544
Income taxes payable	3,962	981

Total current liabilities	128,162	103,896

Deferred income tax liabilities	14,001	13,027

Stockholders’ equity:
Preferred stock, 5,000,000 shares authorized	—	—
Common stock, 200,000,000 shares authorized, 150,322,512 and 151,206,712 shares issued and outstanding, respectively	1,503	1,512
Additional paid-in capital	227	12,697
Retained earnings	989,401	902,550
Accumulated other comprehensive income	16,483	5,334

Total stockholders’ equity	1,007,614	922,093

Total liabilities and stockholders’ equity	$1,149,777	1,039,016

FASTENAL COMPANY AND SUBSIDIARIES

Consolidated Statements of Earnings

(Amounts in thousands except earnings per share)

	(Unaudited)		(Unaudited)
	Nine months ended September 30,		Three months ended September 30,
	2007	2006	2007	2006
Net sales	$1,542,613	1,360,608	533,750	470,088

Cost of sales	759,605	676,881	261,726	232,853

Gross profit	783,008	683,727	272,024	237,235

Operating and administrative expenses	498,290	436,628	173,178	150,035
Gain (loss) on sale of property and equipment	85	(176)	2	(26)

Operating income	284,803	246,923	98,848	87,174

Interest income	1,140	1,024	464	226

Earnings before income taxes	285,943	247,947	99,312	87,400

Income tax expense	109,512	94,479	37,170	33,299

Net earnings	$176,431	153,468	62,142	54,101

Basic and diluted net earnings per share	$1.17	1.02	0.41	0.36

Basic weighted average shares outstanding	150,878	151,055	150,462	150,907

Diluted weighted average shares outstanding	150,878	151,172	150,462	151,007

FASTENAL COMPANY AND SUBSIDIARIES

Consolidated Statements of Cash Flows

(Amounts in thousands)

	(Unaudited)
	Nine Months ended September 30,
	2007	2006
Cash flows from operating activities:
Net earnings	$176,431	153,468
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation of property and equipment	27,959	24,512
(Gain) loss on sale of property and equipment	(85)	176
Bad debt expense	4,313	2,708
Deferred income taxes	1,256	2,472
Stock based compensation	1,234	279
Amortization of non-compete agreement	50	50
Changes in operating assets and liabilities:
Trade accounts receivable	(53,519)	(51,243)
Inventories	(32,827)	(57,134)
Other current assets	1,247	(12,933)
Accounts payable	13,598	9,942
Accrued expenses	7,687	9,008
Income taxes payable	2,981	(2,649)
Other	10,103	2,584

Net cash provided by operating activities	160,428	81,240

Cash flows from investing activities:
Purchase of property and equipment	(36,592)	(65,146)
Proceeds from sale of property and equipment	5,460	3,174
Net decrease (increase) in marketable securities	8,006	(361)
Increase in other assets	(256)	(195)

Net cash used in investing activities	(23,382)	(62,528)

Cash flows from financing activities:
Proceeds from exercise of stock options	—	7,460
Tax benefits from exercise of stock options	—	2,815
Purchase of common stock	(37,078)	(17,289)
Payment of dividends	(66,216)	(60,548)

Net cash used in financing activities	(103,294)	(67,562)

Effect of exchange rate changes on cash	1,047	84

Net increase (decrease) in cash and cash equivalents	34,799	(48,766)

Cash and cash equivalents at beginning of period	19,346	56,204

Cash and cash equivalents at end of period	$54,145	7,438

Supplemental disclosure of cash flow information:
Cash paid during each period for:
Income taxes	$106,531	97,128